EXHIBIT 10.6

SEPARATION AGREEMENT

This Separation Agreement (this “Separation Agreement”) is made and entered into as of January 10, 2024 (the “Effective Date”), by and between TechTarget, Inc. (“Company”) and Greg Strakosch (“you”). This Separation Agreement sets forth certain terms of your separation from the Company, including certain waivers and releases by you, in order to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1. STATUS OF EMPLOYMENT

You and the Company agree that your employment with the Company will terminate upon the closing of the transactions contemplated in that certain Merger Agreement dated January 10, 2024, by and among the Company, Toro CombineCo, Inc., Informa PLC and the other parties thereto (the “Merger Agreement”). The date on which your employment with the Company actually ends will be the “Separation Date.” For the avoidance of doubt, if the transactions contemplated in the Merger Agreement are not consummated, this Separation Agreement will be void ab initio with no further force or effect.

You hereby resign, effective as of the Separation Date, from all directorships, officerships and other similar positions with the Company and its affiliates. You shall sign all appropriate documentation prepared by the Company to evidence such resignations.

2. SEVERANCE BENEFITS

Upon and/or following the Separation Date, as applicable, the Company shall pay or provide you any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements and any vested benefits you may have under any employee benefit plan.

Provided that the you execute the Release of Claims Agreement attached hereto as Exhibit A (the “Release”) within twenty-one (21) days following but no earlier than the Separation Date and do not revoke it, and subject to your continued compliance in all material respects with the terms of this Separation Agreement (provided, that any alleged non-compliance, if reasonably capable of cure, will be disregarded for all purposes if you reasonably cure such alleged non-compliance within thirty (30) days following the date the Company provides written notice to you of such alleged non-compliance, which notice shall include reasonable detail of the circumstances related thereto), the Company will, in lieu of, and in complete satisfaction of, any rights related to the termination of your employment that you may or may not have under or with respect to the employment agreement dated as of May 3, 2016, by and between you and Company (the “Employment Agreement”), or any other agreement entered into by you and the Company, provide you with the following benefits (the “Severance Benefits”):

(a) you will receive severance in the aggregate amount of (x) $700,000 plus (y) the Prorated Bonus (as defined below) less (z) applicable tax withholdings and deductions, payable in twenty-eight (28) equal installments in accordance with the Company’s normal payroll practices during the 14-month period following the Separation Date; and

(b) if you are eligible for, and elect to receive, continued coverage for yourself and, if applicable, your eligible dependents under the Company’s group health benefits plan(s) in accordance with the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the provider for eighteen (18) months (or, if less, for the period you are eligible for such COBRA continuation coverage) for the excess of (x) the amount that you are required to pay monthly to maintain such COBRA continuation coverage, over (y) the amount that you would have paid monthly to participate in the Company’s group health benefit plan(s) had you continued to be an employee of the Company, provided, that the Company in addition shall pay to you an amount sufficient to cover any additional taxes to be paid by you on any amounts that are imputed in income in connection with such payment of a portion of COBRA premiums, and provided, further, that the Company’s payment of a portion of COBRA premiums described in this provision shall terminate earlier as of the date on which you become eligible for any health benefits as a result of subsequent employment or service.

The “Prorated Bonus” means the greater of: (a) $108,750 or (b) the product of (i) $596 multiplied by (ii) the number of days that you are employed by the Company during calendar year 2024.

In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA benefits, you must immediately notify the Company in writing of such event.

3. LIMITATIONS

Nothing in this Separation Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

4. WAIVER AND RELEASE

In exchange for the Severance Benefits that the Company will provide to you under this Separation Agreement, you agree to execute and not revoke the Release.

5. COVENANT NOT TO SUE

You understand that following the Release Effective Date (as defined in the Release), the Release will be final and binding. Except as set forth herein, you promise that you will not pursue any claim that you have settled by the Release. You further understand that nothing in this Separation Agreement generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under any contract or agreement with the Company or any of its affiliates, or under the corporate governing instruments or any insurance policies of the Company or any of its affiliates.

6. MATERIAL BREACH

You agree that in any breach of this Separation Agreement in any material respect, the Company will have no further obligation to pay or provide any unpaid Severance Benefits (provided, that any alleged breach, if reasonably capable of cure, will be disregarded for all purposes if you reasonably cure such alleged breach within thirty (30) days following the date the Company provides written notice to you of such alleged breach, which notice shall include reasonable detail of the circumstances related thereto) and will be entitled to equitable and/or injunctive relief and, because the damages for such a breach or threatened breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company will also be entitled to specific performance by you. No amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against you. However, nothing in this Separation Agreement shall limit or prevent the Company from also pursuing any other or additional remedies it may have for breach of any other agreement you may have signed. Despite any breaches, your other obligations under this Separation Agreement will remain in full force and effect. Failure by either party to enforce any term of condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

7. CONFIDENTIALITY AND OTHER OBLIGATIONS

As used in this Separation Agreement, “Confidential Information” means non-public information belonging to the Company and its affiliates and subsidiaries which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company and its affiliates or subsidiaries. Confidential Information includes, without limitation, (a) all information concerning trade secrets of the Company and its affiliates and subsidiaries, including computer programs, system documentation, special hardware, product hardware, related software development, computer systems, source code, object code, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions; (b) all sales and financial information concerning the Company and its affiliates and subsidiaries; (c) all customers, customer lists or requirements; (d) all group strategy, research activities, data, technology, methodologies, techniques, distribution plans, contractual arrangements, profits, sales, price lists, pricing policies, operational methods, technical processes, other business affairs and methods, plans for future developments and other technical and business information relating to the business of the Company and its affiliates and subsidiaries, employees, officers, business partners or customers and all trademarks, domain names, copyrights and patents and applications thereof, all inventions, processes, studies, reports, research records, market surveys and know-how and technical papers; (e) all information in any way concerning the business or affairs of the Company and its affiliates and subsidiaries, suppliers, business partners or customers which was furnished to you by the Company and its affiliates or subsidiaries, suppliers, business partners or customers or otherwise discovered by you during your employment with the Company; and (f) any document marked “confidential” or any information which you have been advised is confidential or which might reasonably be expected to be regarded as confidential or any information which has been given to the Company or its affiliates or subsidiaries in confidence by customers, suppliers or other persons. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your duties under this Section 7.

Your employment creates a relationship of confidence and trust between you and the Company with respect to all Confidential Information. At all times, both before and after the Separation Date, you will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties to the Company. You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you understand that you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, you understand that an employee who files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the employee and use the trade secret in the court proceeding, if the employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Separation Agreement prohibits you from making truthful statements or disclosures about any alleged unlawful employment practice, including, but not limited to, discrimination, harassment or retaliation.

You further promise, covenant and agree not to discuss the contents of this Separation Agreement with any person except your financial, legal or tax advisor or spouse (each of whom shall be informed of this confidentiality provision and must first agree to keep this information confidential), or when otherwise required by law or process of law. The foregoing provision is not intended to prevent you from providing truthful and accurate information as otherwise required by applicable law or for the specific purpose of enforcing the terms of this Separation Agreement, or from communicating with other employees about the terms and conditions of your employment. This provision is not intended to restrict your right under Section 7 of the National Labor Relations Act.

All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to you by the Company or are produced by you in connection with your employment will be and remain the sole property of the Company. You will return to the Company all such materials and property as and when requested by the Company. In any event, you will return all such materials and property promptly upon the Separation Date. You will not retain any such material or property or any copies thereof after the Separation Date. Notwithstanding the foregoing, you may retain the laptop which has been issued to you by the Company, provided that you permanently delete all Confidential Information contained thereon, after providing copies thereof to the Company in accordance with the foregoing, and certify to the Company that you have done so.

8. RESTRICTIVE COVENANTS

You and the Company agree that this Separation Agreement is supported by mutually agreed-upon consideration and agree and stipulate not to challenge the sufficiency of the agreed-upon consideration supporting this Separation Agreement. You further acknowledge and agree that: (a) the Company has advised you, in writing, that you have the right to consult with counsel prior to signing this Separation Agreement (and this document constitutes that writing); and (b) you have been given more than ten (10) business days to review this Separation Agreement prior to signing it.

You agree that, for a period of nine (9) months following the Separation Date, you will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, perform the same or substantially similar duties for a Competing Business (as hereinafter defined) that you performed for Company in the twenty-four (24) month period prior to the Separation Date within the Restricted Territory (as hereinafter defined). You understand that the restrictions set forth in this paragraph are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Separation Agreement, the term “Competing Business” means any businesses that offer (a) digital demand generation and digital advertising, and purchase intent data or sales and marketing workflow solutions targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; (b) market data, research, and advisory services or consulting services incorporating industry analyst content targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services; or (c) content marketing services inclusive of custom content creation targeted toward customers that offer technology or communications solutions inclusive of hardware, software, and services. For purposes of this Separation Agreement, the term “Restricted Territory” means any geographic area or territory where you conducted business for or on behalf of the Company or any of its affiliates or subsidiaries, or where parties were located with whom or which you interacted during the twenty-four (24) month period prior to the Separation Date.

You further agree that, for a period of nine (9) months following the Separation Date, you (a) will refrain, either alone or in association with others, from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting any Restricted Person (as defined herein), inducing or influencing any Restricted Person to terminate their relationship with the Company or any of its subsidiaries (other than terminations of employment of subordinate employees undertaken in the course of your employment with the Company) or otherwise interfering in any material respect with said relationship; and (b) will refrain, either alone or in association with others, from (x) soliciting any Restricted Customer (as defined herein) or (y) encouraging any Restricted Customer, in the case of each of clauses (x) or (y), to terminate or otherwise modify adversely its business relationship with the Company or any of its subsidiaries. You understand that the restrictions set forth in this paragraph are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Separation Agreement, the term “Restricted Person” means each and every person employed by the Company or any of its subsidiaries within the twelve (12) month period preceding the Separation Date and with whom you, during such period, had supervisory responsibility or work-related contact, or about whom you acquired Confidential Information relating to compensation, benefits, performance evaluations or services (in each case, excluding any such persons whose relationship with the Company or its subsidiaries was terminated by the Company or its subsidiaries without cause). For purposes of this Separation Agreement, the term “Restricted Customer” means each and every customer, vendor, supplier, consultant and independent contractor with whom or with which the Company or any of its subsidiaries has conducted business within the twelve (12) month period preceding the Separation Date and with whom you, during such twelve (12) month period, had business-related contact or about which you acquired Confidential Information by virtue of your employment relationship with the Company.

You agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment with the Company, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this paragraph.

You agree and acknowledge that the terms of Section 8 of this Separation Agreement are intended to protect and preserve legitimate business interests of the Company and are reasonable and necessary. It is further agreed that any breach of Section 8 of this Separation Agreement may render irreparable harm to the Company. In the event of a breach or threatened breach by you, you acknowledge and agree that the Company’s remedies at law may be inadequate and that, subject to Section 10, the Company shall be entitled to injunctive and other equitable relief against any threatened or continued breach of this Separation Agreement by you without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond. In the event a court of competent jurisdiction determines that any provision of this Separation Agreement is excessively broad, it is expressly agreed that this Separation Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provision(s) shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Further, a court of competent jurisdiction may modify any such overbroad provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified. You further agree that any applicable restricted period set forth in this Section 8 shall be tolled during any legal proceedings during which the Company seeks to enforce any of these covenants against you if it is ultimately determined that you were in breach of such covenants.

You agree that, during the non-competition and non-solicitation period, you will give notice to the Company of each new business activity you plan to undertake, at least ten (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of your business relationship or position with the Entity. You further agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine your continued compliance with your obligations under this Separation Agreement. You agree to provide a copy of this Separation Agreement to all persons and Entities with whom you seek to be hired or do business before accepting employment or engagement with any of them.

9. TAXES

It is the Company’s intention that all payments or benefits provided under this Separation Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption therefrom, and this Separation Agreement shall be construed and applied in a manner consistent with this intent.

Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall commence to be paid or provided to you thirty-one (31) days following a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), unless earlier commencement is otherwise permitted by Section 409A, provided that you execute the Release in accordance with the terms of this Separation Agreement.

Each payment made under this Separation Agreement shall be deemed to be a separate payment for purposes of Section 409A and any right to a series of installment payments shall be deemed to be a right to a series of separate payments for purposes of Section 409A. Amounts payable under this Separation Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.

Notwithstanding anything in this Separation Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (a) you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (b) amounts or benefits under this Separation Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (c) you are employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of separation from service or, if earlier, the date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

Notwithstanding anything to the contrary in this Separation Agreement, any payment or benefit under this Separation Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any indemnification payment, expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement or the provision of any in-kind benefit in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Separation Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Separation Agreement. In the event the consideration and revocation period referenced in the Release ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A.

10. NATURE OF AGREEMENT

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and in the Release of Claims attached as Exhibit A hereto, and not on any other promise made by the Company. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement, along with the Release, contains the entire agreement between the Company and you regarding your departure from the Company. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the State of Florida.

Any controversy or claim arising out of or relating to this Separation Agreement or the breach thereof or otherwise arising out of your employment with the Company or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Orlando, Florida in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other you or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

The headings in this document are for reference only and shall not in any way affect the meaning or interpretation of this Separation Agreement. Nothing in this Separation Agreement shall be binding on the parties to the extent it is void or unenforceable. The provisions of this Separation Agreement are severable. If any provision of this Separation Agreement is ruled unenforceable or invalid, such ruling shall not affect the enforceability or validity of other provisions of this Separation Agreement.

This Separation Agreement may be executed in any number of counterparts (including by DocuSign or similar platform, or by .pdf, .tif, .gif, ..jpeg or similar attachment to electronic mail), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

Greg Strakosch

/s/ Greg Strakosch

Date: January 10, 2024

[Signature Page to

Separation Agreement]

TechTarget, Inc.

By:	/s/ Michael Cotoia
Name: Michael Cotoia
Title: Chief Executive Officer

Date: January 10, 2024

[Signature Page to

Separation Agreement]

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

Greg Strakosch (“you”) and TechTarget, Inc. (“Company”) (collectively, “the parties”) have agreed to enter into this Release of Claims Agreement (“Agreement”) on the following terms:

You acknowledge that your employment with the Company terminated effective January 10, 2024 (the “Termination Date”). You further acknowledge that, regardless of signing this Agreement, you have received (i) your final paycheck, which includes your final salary or wages through your last day of service, less withholdings; and (ii) reimbursement of all reasonable business expenses incurred by you during your employment. The parties acknowledge that except as provided for in the Separation Agreement, all benefits and perquisites of employment cease as of your last day of employment with the Company.

Further, if you (i) duly execute this Agreement and return this Agreement to the Company within twenty-one (21) days following the Termination Date, (ii) do not revoke the Agreement as permitted below, and (iii) remain at all times in continued compliance in all material respects with this Agreement and the Separation Agreement and the circumstances in Section 6 of the Separation Agreement have not occurred and do not occur (provided, that any alleged breach, if reasonably capable of cure, will be disregarded for all purposes if you reasonably cure such alleged breach within thirty (30) days following the date the Company provides written notice to you of such alleged breach, which notice shall include reasonable detail of the circumstances related thereto), then the Company will provide you or your estate or beneficiaries with the severance benefits set forth in Section 2 of the Separation Agreement (together, the “Severance Benefits”), as applicable at this time. For the avoidance of doubt, in the event that you willfully and materially breach this Agreement or the Separation Agreement, you will no longer be entitled to, and the Company will no longer be obligated to provide (or continue to provide), the Severance Benefits.

You understand and agree that you are not entitled to any compensation, benefits, remuneration, incentive compensation, equity incentive compensation, accruals, contributions, reimbursements, bonus, option grant, vesting, or vacation or other payments from the Company other than those expressly set forth in this Agreement, and that any and all payments and benefits you may receive under this Agreement are subject to all applicable taxes and withholdings.

In exchange for the Severance Benefits, which you acknowledge exceed any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you and your representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company, their affiliated, related, parent or subsidiary companies, and their present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted (“Claims”), which you may now have or have ever had against any of them (“Released Claims”). Released Claims include, but are not limited to:

•	all Claims arising from your employment with the Released Parties or the termination of that employment, including Claims for wrongful termination or retaliation;

•

all Claims related to your compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

•	all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

•

all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

•	all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

•

any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

By way of example and not in limitation, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act (“WARN Act”), 29 U.S.C. § 2102 et seq.; the Florida Civil Rights Act; the Florida Whistleblower Protection Act; Florida Workers’ Compensation Law’s Retaliation provision; the Florida Wage Discrimination Law; the Florida Minimum Wage Act; the Florida Equal Pay Law; the Florida Omnibus AIDS Act; the Florida Domestic Violence Leave Act; the Florida Discrimination on the Basis of Sickle Cell Trait Law; Florida OSHA; the Florida Constitution; the Florida Fair Housing Act; or any comparable law in any other jurisdiction. The Parties intend for this release to be enforced to the fullest extent permitted by law. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

You agree that the consideration you are receiving in exchange for your general release of claims shall be offset against any state or federal WARN Act (or other) notice or pay in lieu of notice obligation, if any, that the Company may be found to have in the future.

You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of your employment by or termination from employment with the Company or with respect to any other Released Claim. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any Released Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed, or pursue any Released Claims against one or more Released Party, you will pay to each such Released Party any costs or expenses (including attorneys’ fees and court costs) incurred by such Released Party in connection with such action, claim or suit.

In this paragraph, we provide you with specific information required under the ADEA. You acknowledge that you have received and reviewed any and all information required, if any, by the ADEA/Older Workers Benefit Protection Act pertaining to your termination from the Company. You agree that your release of claims in this Agreement includes a knowing and voluntary waiver of any rights you may have under the ADEA. You acknowledge that you have been given an opportunity to consider for twenty-one (21) days the terms of this Agreement, although you may sign beforehand, and that you are advised by the Company to consult with an attorney. You further understand that you can revoke your waiver of ADEA claims within seven (7) days after signing this Agreement, but that you will not be eligible for any Severance Benefits if you revoke your waiver. Revocation must be made by delivering a written notice of revocation to [insert contact], at the Company’s principal address. You acknowledge and agree that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. E.D.T.) on the seventh (7th) day after you sign this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day following your execution of this Agreement (the “Release Effective Date”), provided you have not exercised your right, as described herein, to revoke this Agreement. You further agree that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day review period.

Notwithstanding the foregoing, the parties acknowledge and agree that you are not waiving or being required to waive (1) any right that cannot be waived as a matter of law, (2) rights for indemnification under U.S. and non-U.S. federal and state laws, (3) rights for indemnification (or related advancement of expenses) under any contract or agreement with the Company or any of its affiliates that provides for indemnification or under the corporate governing instruments or any insurance policies of the Company or any of its affiliates, (4) rights to any vested benefits or pension funds (5) rights to any equity or equity-based award that is, in either case, vested or eligible to vest by its terms after your termination of employment, and (6) rights to seek worker’s compensation or unemployment insurance benefits, subject to the terms and conditions thereof.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or interfere with your exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or OSHA; reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.

You are hereby notified that 18 U.S.C. § 1833(b) states as follows: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, notwithstanding any other provision of this Agreement to the contrary, you have the right to (1) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (2) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Except as provided herein, you further agree to maintain this Agreement and its contents in the strictest confidence and agree that you will not disclose the terms of this Agreement to any third party without the prior written consent of the Company, unless and to the extent otherwise required by law or in connection with enforcing this Agreement, except you may inform your legal and financial advisors provided you have advised such attorney or financial advisor to maintain the confidentiality of this Agreement and its contents and you remain responsible for maintaining the confidentiality of such information. Except as expressly permitted in the preceding two paragraphs, if you are obligated under law to disclose the contents of this Agreement you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation.

You and the Company agree that this Agreement is not an admission of guilt or liability on the part of you and the Company under any national, federal, state or local law, whether statutory or common law. Liability for any and all claims is expressly denied by you and the Company.

This Agreement and the Separation Agreement are the entire agreement and understanding between you and the Company concerning its subject matter and may only be amended in writing signed by you and by authorized representatives of the Company. If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of law doctrines that require application of another law. Any legal action or suit related in any way to this Agreement shall be brought exclusively in the federal or state courts of the State of Florida.

This Agreement may be executed in any number of counterparts (each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument) and delivered by electronic means.

Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; and (c) that you have voluntarily chosen to enter into this Agreement, without duress or coercion, economic or otherwise, and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement.

UNDERSTOOD AND AGREED:

DATE: ___________________
Name: Greg Strakosch

TechTarget, Inc.
DATE: ___________________
Name:
Title: